Exhibit 99.1

NEWS RELEASE

Contacts:	Patrick L. Ryan	James E. Igo
	President and CEO	Chairman, President and CEO
	First Bank	Delanco Bancorp, Inc.
	(609) 643-0168	(856) 461-0611
	patrick.ryan@firstbanknj.com	jigo@delancofsb.com

FOR IMMEDIATE RELEASE

FIRST BANK TO ACQUIRE DELANCO BANCORP, INC.

Transaction Will Expand the First Bank Service Area

Into Burlington County, NJ

HAMILTON, NJ—(GLOBENEWSWIRE)--October 18, 2017 – First Bank (Nasdaq Global Market: FRBA) and Delanco Bancorp, Inc. (OTC Pink: DLNO.OB) jointly announced today that they have entered into a definitive merger agreement pursuant to which First Bank will acquire Delanco in a stock transaction for total consideration valued at approximately $13.5 million. Upon the closing of the transaction, Delanco Federal Savings Bank, the wholly owned bank subsidiary of Delanco will merge into First Bank. The merger has been unanimously approved by the boards of directors of both institutions. The transaction is expected to be completed in first quarter 2018, subject to the approval of Delanco shareholders as well as customary regulatory approvals.

Delanco is headquartered in Delanco, New Jersey, and serves its customers and communities through two full-service locations in Delanco and Cinnaminson. Delanco Federal Savings Bank has assets of approximately $126 million, loans of $85 million and deposits of $111 million as of June 30, 2017. Following the merger and its recent acquisition of Bucks County Bank, First Bank will have approximately $1.6 billion in assets with 16 branches located New Jersey and eastern Pennsylvania.

“We believe this to be another solid strategic transaction which expands our service footprint into Burlington County, an area with compelling customer demographics and excellent growth potential,” said Patrick L. Ryan First Bank President and CEO. “In addition, this transaction will further strengthen our balance sheet by diversifying our loan portfolio and providing expanded access to cost-effective retail funding. Importantly, we believe the transaction will be immediately accretive to First Bank earnings per share and we expect there to be minimal dilution to our tangible book value. Also, the Bank’s regulatory capital levels will remain very strong enabling First Bank to continue to evaluate all appropriate growth opportunities.”

“Our board considers this merger to be an excellent opportunity to offer our customers the advantages inherent with a larger bank including enhanced product variety and financial strength, while at the same time maintaining a very customer-centric approach to business,” said James Igo Chairman, President and CEO of Delanco Bancorp, Inc. “We also believe that our shareholders will benefit from ownership in a growing financial institution whose shares enjoy the added liquidity which comes from trading on a national exchange.”

According to terms of the merger agreement, Delanco Bancorp shareholders will receive 1.11 shares of First Bank common stock per each Delanco common share outstanding in an all-stock exchange. First Bank expects to issue approximately 1,049,422 new shares of First Bank common stock to consummate this transaction. Based upon First Bank’s October 17, 2017 closing price of $12.75 per share, the transaction is valued at $14.15 per share or approximately $13.5 million in aggregate deal value. This deal value equates to approximately 99% of Delanco Bancorp’s tangible book value as of June 30, 2017.

Sandler O’Neill + Partners, L.P. acted as financial advisor to First Bank and FinPro Capital Advisors acted as financial advisor to Delanco Bancorp, Inc. Covington & Burling LLP provided legal counsel to First Bank and Kilpatrick Townsend & Stockton LLP provided legal counsel to Delanco Bancorp, Inc.

About First Bank

First Bank is a New Jersey state-chartered bank with 14 full-service branches in Cranbury, Denville, Ewing, Flemington, Hamilton, Lawrence, Randolph, Somerset and Williamstown, New Jersey, and Trevose, Doylestown, Warminster, Bensalem and Levittown, Pennsylvania. With $1.2 billion in assets as of June 30, 2017, First Bank offers a traditional range of deposit and loan products to individuals and businesses throughout the New York City to Philadelphia corridor. First Bank's common stock is listed on the Nasdaq Global Market under the symbol “FRBA”.

About Delanco Bancorp, Inc.

Delanco Bancorp, Inc. is the holding company for Delanco Federal Savings Bank. Delanco Federal Savings Bank is a community-oriented financial institution which operates from two offices in Burlington County, New Jersey and is engaged primarily in the business of attracting deposits from the general public and using such funds to originate a variety of consumer and business loans. The shares of common stock of Delanco Bancorp, Inc. trade on the OTC Pink Marketplace under the symbol “DLNO”.

Forward-Looking Statements

Certain statements contained in this communication may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by reference to a future period(s) or by the use of forward-looking terminology, such as “anticipate,” “estimate,” “expect,” “foresee,” “may,” “might,” “will,” “would,” “could” or “intend,” future or conditional verb tenses, and variations or negatives of such terms. These forward-looking statements include, without limitation, those relating to First Bank’s and Delanco Bancorp, Inc.’s future growth and management’s outlook or expectations for revenue, assets, asset quality, profitability, business prospects, net interest margin, non-interest revenue, allowance for loan losses, the level of credit losses from lending, liquidity levels, capital levels, or other future financial or business performance strategies or expectations.

Readers are cautioned not to place undue reliance on the forward-looking statements contained in this document in that actual results could differ materially from those indicated in such forward-looking statements, due to a variety of factors. In addition to factors previously disclosed in First Bank’s reports filed with the Federal Deposit Insurance Corporation (the “FDIC”) and those identified elsewhere in this document, the following factors among others, could cause actual results to differ materially from forward-looking statements or historical performance: changes in First Bank’s operating or expansion strategy, availability of and costs associated with obtaining adequate and timely sources of liquidity, the ability to maintain credit quality, possible adverse rulings, judgments, settlements and other outcomes of pending litigation, the ability of First Bank and Delanco Bancorp, Inc. to collect amounts due under loan agreements, changes in consumer preferences, effectiveness of First Bank’s interest rate risk management strategies, laws and regulations affecting financial institutions in general or relating to taxes, the effect of pending or future legislation, the ability to obtain regulatory approvals and meet other closing conditions to the Merger, including approval by Delanco Bancorp, Inc.’s shareholders on the expected terms and schedule, delay in closing the Merger, difficulties and delays in integrating the Delanco Bancorp, Inc. business or fully realizing cost savings and other benefits of the Merger, business disruption following the Merger, changes in interest rates and capital markets, inflation, customer acceptance of First Bank’s products and services, customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions and other risk factors. Any forward-looking statement speaks only as of the date of this document, and we undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date of this document.

Annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts, and may not reflect actual results.

Important Additional Information and Where to Find It

In connection with the proposed merger, First Bank will file with the FDIC an offering circular that will include a proxy statement of Delanco Bancorp, Inc. and a prospectus of First Bank, as well as other relevant documents concerning the proposed transaction. The proposed merger will be submitted to Delanco Bancorp, Inc.’s shareholders for their consideration. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. SHAREHOLDERS OF DELANCO BANCORP, INC. ARE URGED TO READ THE OFFERING CIRCULAR AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE FDIC BY FIRST BANK, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the proxy statement/prospectus, as well as other filings containing information about First Bank, may be obtained at the FDIC’s Internet site (https://efr.fdic.gov/fcxweb/efr/index.html), when they are filed by First Bank. A free copy of the proxy statement/prospectus, as well as other filings containing information about Delanco Bancorp, Inc., may be obtained at the SEC's website (http://www.sec.gov), when they are filed by Delanco Bancorp, Inc. You will also be able to obtain the offering circular which will include the proxy statement/prospectus, when it is filed, and the filings with the FDIC, for First Bank, and the SEC, for Delanco Bancorp, Inc., that will be incorporated by reference into the proxy statement/prospectus, free of charge, from First Bank at www.firstbanknj.com under the heading “Investor Relations” and from Delanco Bancorp, Inc. at www.delancofsb.com under the heading “Investor Relations.” Copies of the proxy statement/prospectus can also be obtained, when it becomes available, free of charge, by directing a request to First Bank, 2465 Kuser Road, Hamilton, NJ 08690, Attention: Patrick L. Ryan, President and CEO, Telephone: (609) 643-0168 or to Delanco Bancorp, Inc., 615 Burlington Avenue, Burlington, NJ 08075, Attention: James E. Igo, Chairman, President and CEO Telephone: (856) 461-0611.

Delanco Bancorp, Inc., and its directors and executive officers and certain other members of their management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Delanco Bancorp, Inc. in connection with the proposed merger. Information about the directors and executive officers of Delanco Bancorp, Inc., and their respective ownership of Delanco Bancorp, Inc. common stock, is set forth in the proxy statement for Delanco Bancorp Inc.’s 2017 annual meeting of shareholders, which was filed with the SEC on Schedule 14A on or about July 21, 2017. Additional information regarding all of the participants in the solicitation may be obtained by reading the proxy statement/prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.